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                                                                     Exhibit 21

           SIGNIFICANT SUBSIDIARIES OF PRINTRAK INTERNATIONAL INC.


As of March 31, 1997, Printrak International Inc. (the "Company") had one subsidiary, Printrak Limited. On May 7, 1997, the Company acquired TFP Inc., a South Carolina corporation, which became a wholly-owned subsidiary of the Company. On September 9, 1997, SunRise Imaging, a California corporation, was acquired and became a wholly owned subsidiary of the Company. On December 10, 1997, the Company established Printrak International PTYLTD, in Australia, as a wholly-owned subsidiary of the Company.